HORSEPOWER® TO CO-SPONSOR LARGEST LIVE HOCKEY TOUR IN
NORTH AMERICA FEATURING NHL LEGENDS PLAYING FOR CHARITY

June 4, 2004
Trading Symbol: SGIHF - OTC BB

VANCOUVER CANADA: JUNE 4, 2004 ~ SUNGOLD INTERNATIONAL HOLDINGS CORP. ("Sungold") (OTCBB: SGIHF, Frankfurt: WKN 608164) - Sungold International Holdings Corp. announces that it's wholly owned subsidiary Horsepower Broadcasting Network (HBN) International Ltd. ("HBN") will be co-sponsoring the 2004-2005 NHL Oldtimers’ Hockey Challenge featuring NHL Hall of Fame and former NHL stars playing for charity against LOCAL FIREFIGHTERS and LOCAL LAW ENFORCEMENT. This live tour is projected to draw over 200,000 fans at major Canadian cities from coast to coast. Major charities benefiting will include: EASTER SEALS, BOY SCOUTS, SPECIAL OLYMPICS, R.C.M.P. DRUG ABUSE RESISTANCE EDUCATION PROGRAM AND THE FIREFIGHTERS BURN FUND. HALL OF FAMERS’ BOBBY HULL (COACH), BRYAN TROTTIER, DALE HAWERCHUCK GILBERT PERREAULT and STEVE SHUTT, will team with DOUG GILMOUR (CAPTAIN) GLEN ANDERSON, DAVE “TIGER” WILLIAMS, BOB BOURNE, MARK NAPIER, RICHARD ”THE KING” BRODEUR (GOALIE), GASTON GINGRAS, JIMMY MANN AND RON HOGARTH (REFEREE). Complete with a laser show and a singer from Les Miserables, the Hockey Challenge will be the largest attended event of it’s kind in North America. Horsepower will be sponsoring an exciting pre game autograph session and “Skate with the Legends” that will give invited, local guests, horseracing stakeholders and Sungold Shareholders the chance to meet hockey legends personally as well as participate in a post game VIP party with their Hockey Heroes! This is part of a major Horsepower awareness initiative that is anticipated to introduce Horsepower to thousands of horseracing and Sports fans attracted by multi media advertising and on track prize giveaways.

Horsepower is an exciting new progressive pari-mutuel wager that is designed to generate new millionaire fans daily at participating racetracks, with a simple "Quick 6 World Pool bet” and new betters with a “Lucky Pick 1 bet”. The Horsepower virtual races are shown for betting in real time exclusively on the screens at licensed HBN racetrack affiliates (ARA’S) and at their off track betting centers. Worldwide, the racing industry is currently a $100 Billion industry. It is projected with the addition of Horsepower, racetracks and their off track betting centers will sell tickets on hundreds of more virtual races daily at their pari-mutuel windows and self service machines, between, before and after their existing live races. Horsepower offers entry level pari-mutuel wagering to everyone interested in the excitement of live million$ progressive jackpots.

Horsepower® is a real time, progressive, pari-mutuel racing system that has been custom developed for racing and extensively tested to international standards. Horsepower® is available exclusively to authorized racetrack affiliates (ARA’S) and their licensed off-track betting facilities. HBN is mandated to market pari-mutuel wagering and racing of all breeds and to aggressively market the Horsepower® brand to grow attendance, wagering and purses at all ARA’S. Specifically, the Horsepower® Quick6® World Pool and the Horsepower® Pick1 random win bets are aimed at attracting a new generation of betters for pari-mutuel wagering at all ARA’S. The Horsepower® Quick6® World Pool bet is a live, progressive pari-mutuel wager with random odds tested to be approximately 2.1 million to one of selecting the first six of fourteen virtual horses in exact order of finish in any Horsepower® virtual race. The Horsepower® system operates in real time, 24x7, on a secure and globally scaleable Sun Microsystems and Cisco environment. Horsepower® may be viewed for fun at www.horsepowerworldpool.com and the Sungold International Holdings Corp. website is www.sungoldintl.com. Sungold® is a public corporation trading as SGIHF-OTC BB.

For further information please contact Investor Relations at (613) 249-9092.

This news release contains forward-looking statements. Forward-looking statements address future events and conditions based on the opinions and estimates of management and therefore involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. The reader is cautioned not to place undue reliance on forward-looking statements.